EXHIBIT (iv)

SEPARATION AGREEMENT

     AGREEMENT dated as of December 5, 2003 between Pitney Bowes Inc., a Delaware corporation (the "Company"), and Karen M. Garrison ("the Executive").

      WHEREAS, the Company has announced that it is realigning its organizational structure to deliver enhanced customer and shareholder value; and

     WHEREAS, the Executive, as part of the design of the new structural alignment, decided to accelerate her previously planned retirement; and

     WHEREAS, the parties desire to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

     SECTION 1 Definitions

     For purposes of this Agreement, the following terms shall have the meanings indicated.

     “Board” means the Board of Directors of the Company.

     “Separation Date” means July 31, 2004.

     “Severance Period” means the period from August 1, 2004 up to and including July 31, 2006.

     “Transition Period” means the period from January 1, 2004 up to and including July 31, 2004.

     SECTION 2 Term of the Agreement

     This Agreement shall be in effect from the date hereof.

     SECTION 3 Transition Duties

     During the Transition Period, the Executive will complete her work on the Company’s real estate and facilities optimization plan and will continue to assist in the development and implementation of the Company’s mail and document management strategy. The Executive will continue to receive her current base salary and participate in all other Company benefit plans as an active employee. At the conclusion of the Transition Period, the Executive will begin the Severance Period.

     SECTION 4 Severance

     During the Severance Period, the Executive will receive severance pay of $64,583.33 per month through the Severance Period. Severance will be paid on regular paydays.

     SECTION 5 Other Incentives

     (a) The Company shall pay the Executive the gross amount of $360,416.67 in lieu of any 2004 incentive bonus, which would normally be payable in February 2005, or any other compensation claims. Payment will be included in the Executive’s pay check no later than 30 business days after the Separation Date.

     (b) The Company shall pay the Executive a payout of outstanding Cash Incentive Units (“CIUs”) pursuant to the KEIP at the close of each respective cycle in accordance with the terms of KEIP; provided, however, that such payout of CIUs shall be based on the Executive’s total number of completed months of active service with the Company during each 36 month CIU cycle and on the achievement of performance-based targets associated with the CIUs. For purposes of this prorated calculation, the targeted payout shall be multiplied by a fraction, the numerator of which is the Executive’s total number of completed months of active service with the Company during the particular CIU cycle and the denominator of which is 36.

     (c) Any payments made under this Section 5 shall be in lieu of any 2004 incentive pay, or any other compensation claims to which the Executive may otherwise be entitled under the KEIP and any other practice or policy of the Company with respect to short and long term incentives. The Executive will not be eligible for any stock options grant in 2004.

     SECTION 6 Medical and Dental

     (a) The Executive and her eligible dependents may at her option elect to continue to participate in the Company’s group medical and dental plans (or any successor medical or dental plans adopted by the Company) (collectively, “Medical Plans”) during the Severance Period on the same terms applicable from time to time to active employees. The Executive understands that although she and her eligible dependents may continue to participate in the Company’s Medical Plans, in accordance with the terms of the Medical Plans, the Company reserves the right to change carriers, modify plan designs and pricing and make other changes to the Medical Plans and policies.

     (b) Upon the Executive’s retirement at the conclusion of the Severance Period, the Executive and her eligible dependents shall be eligible for coverage under the Company’s retiree group medical and dental plans, in accordance with the terms of such plans as of that date. In accordance with the terms of the Medical Plans, the Company reserves the right to amend future plan design and active employee contribution rates.

     (c) As of the Separation Date, the Executive’s coverage under the Company’s disability plans, including long and short-term disability insurance and Accidental Death & Dismemberment insurance, shall cease.

     SECTION 7 Perquisites

     (a) As of the Separation Date, the Company shall cease to provide the Executive with an automobile allowance.

     (b) The Executive shall be provided at the Company’s sole expense with professional financial counseling and tax preparation services for a period of 12 months following the Separation Date, subject to reasonable limitations as to dollar amounts established by the Company on a uniform basis for similarly situated executives. In addition, the Company shall pay the Executive the net amount of $1,500 for expenses resulting from the preparation of the Executive’s 2005 federal and state tax return. This payment shall be made within 30 business days after the Separation date.

     (c) Any payments made under this Section 7 shall be in lieu of any other perquisites to which the Executive may otherwise be entitled under the programs, plans, practices or policies of the Company following the Separation Date.

     SECTION 8 Covenants

     (a) Confidentiality.

          (i) The Executive will at all times (whether during or after her employment with the Company) hold all Confidential Information in strictest confidence and not use or disclose directly or indirectly any Confidential Information to any individual, partnership, corporation, limited liability company, trust or other entity (each, a “Person”), without prior written authorization of the Board. “Confidential Information” means any Company proprietary information, technical data, trade secrets and know-how, including but not limited to research, product plans, products, services, passwords, customer lists and customers (including but not limited to customers of the Company on whom the Executive called or with whom the Executive became acquainted during her employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation or generated by the Executive during her employment with the Company. The Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of hers or of others who were under confidentiality obligations as to the item or items involved.

     (b) Non-Competition. At all times during her employment and during the Severance Period, the Executive will not, except with the prior written consent of the Company:

     (i)  become engaged in or become interested, directly or indirectly, as a director, officer, employee, manager, 10% or greater stockholder of, partner in, or consultant to any business which provides facilities management services, record management services, document services, incoming mail services, EDP to mail service, mail management services, copying or reprographic services, imaging services, automated document factory services, or any combination of the same, which are competitive with Pitney Bowes Management Services or Pitney Bowes Government Services, or any type of services the Company or any of its subsidiaries is currently providing or identified for introduction into the marketplace up through the strategy most recently approved by senior management;

     (ii)  become engaged or become interested, directly or indirectly, as a director, officer, employee, manager, 10% or greater stockholder of, partner in, or consultant to any business which is engaged in the development, manufacture, or distribution of desktop or network printers, mail finishing or sorting equipment, including production mail or postage meters, shipping and logistics equipment, or software and services or supplies which are used in mailing and shipping functions and which are competitive with categories of equipment, firmware, software, or supplies manufactured or distributed by the Company or any of its subsidiaries for the functions described above, or identified for introduction into the marketplace up through the strategy most recently approved by senior management. Mailing and shipping functions include both in-bound and out-bound mail and physical and hybrid mail.

     The Executive may request the Company’s approval to become a Director in a tangential competitor deemed insignificant by the Company which approval shall not be unreasonably withheld.

     (c) Non-Solicitation of Employees. At all times during her employment and during the Severance Period, the Executive shall not directly or indirectly,

(i)	solicit, entice, or encourage any employee of the Company or any independent contractor of the Company, to terminate his or her relationship with the Company, or

(ii)	hire any such individual, or

(iii)	otherwise knowingly approve the taking of such actions by any other person, except with the prior written consent of the Company.

     (d) Non-Diversion of Customers. At all times during her employment and during the Severance Period, the Executive will not directly or indirectly, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company.

     (e) Non-Disparagement. At all times during her employment with the Company and thereafter, the Executive and, to the extent set forth in the next sentence, the Company agree that each party will not knowingly make any statement, written or oral, which disparages or is derogatory to the other party in any communications with any customer or client or in any communications made in a public manner. The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives.

     (f) Cooperation. At any time on or after the Separation Date, the Executive agrees to cooperate fully with the Company in the handling or investigation of any administrative charges, government inquiries or lawsuits involving the Company and to provide such information as the Company may reasonably request with respect to any Company-related transaction, investment or other matter in which the Executive was involved in any way while employed by the Company.

     SECTION 9 Remedies

     (a) The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     (b) Notwithstanding any provision of this Agreement to the contrary, from and after any breach by the Executive of the provisions of Section 8 hereof, the Company shall provide written notice to the Executive of such breach. If the Executive fails to correct her violation within 30 days, the Company shall cease to have any obligations to make payments or provide benefits to the Executive under this Agreement. The Executive also agrees to return to the Company the full value of any compensation and benefits provided to the Executive while she was in violation of any of the provisions in Section 8 hereof, and to compensate the Company for any actual economic damages suffered by the Company as a result of a breach of any of the provisions of Section 8 hereof.

     (c) It is expressly understood and agreed that the Executive and the Company consider the restrictions contained in Section 8 hereof to be reasonable. If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if the final decision of any tribunal of competent jurisdiction determines that a particular restriction contained herein is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not effect the enforceability of any of the other restrictions contained herein.

     SECTION 10 Release and Waiver of Claims

     (a) It is understood and agreed that as a condition to the Executive becoming entitled to any payments or benefits under this Agreement, the Executive agrees, that on behalf of herself, her heirs and personal representatives, she releases and discharges the Company from

          (i)   any and all charges, claims and causes of action arising, directly or indirectly out of her employment or her separation from the Company, whether known or unknown, including but not limited to any claims involving tortious course of conduct, breach of contract, defamation and public policy, claims for wages and benefits, monetary and equitable release, punitive or compensatory damages, outrage, outrageous conduct, fraud, promissory estoppel, negligence, intentional or negligent infliction of mental or emotional distress, breach of promise, and breach of the covenant of good faith and fair dealing; and

          (ii)   any and all charges, claims and causes or action she may have, whether known or unknown, under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act, as amended; the Civil Rights Act of 1991, as amended; 42 U. S. C. 1981, as amended; the Americans with Disability Act of 1990; the Family and Medical Leave Act; the Connecticut Fair Employment Practices Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; and various state and local human rights laws of contract and tort, otherwise relating to her employment at the Company.

     (b) The release and waiver referred to herein shall not apply to the Executive’s vested rights under the Company’s benefit plans and Workers’ Compensation laws, any rights or claims that may arise after the date that the Executive signs this Agreement, and any rights under the provisions of this Agreement. The release and waiver shall be effective with respect to the Company, its subsidiaries, affiliates and divisions and their respective successors and assigns (“Affiliates”), the directors, officers, representatives, shareholders, agents, employees of the Company and the affiliates, and their respective heirs and personal representatives. The Executive represents and warrants that she has not suffered any on-the-job personal injury for which she has not already filed a claim.

     (c) Following the Separation Date, the payments and benefits described in Section 4, 5 and 6 of this Agreement shall not be paid until the Executive has delivered to the Company an executed, additional Waiver and Release covering the Transition Period in the form of Exhibit A.

     SECTION 11 Death of Executive after Entitlement to Payment

     If the Executive dies at any time after having become entitled to payments under Section 4 and 5 of this Agreement and prior to having received all amounts owed thereunder, any of the amounts otherwise payable under Sections 4 and 5 of this Agreement remaining unpaid at her death shall be paid to the Executive’s designated beneficiary or, if none is designated, to her estate.

     SECTION 12 Miscellaneous

     (a) Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Connecticut, without reference to principles of conflict of laws.

     (b) Payment. Compensation and benefits described in Sections 3, 4, 5 and 6 of this Agreement will be paid except if (i) the Executive violates the terms of this Agreement, including, without limitation, Section 8, or (ii) the Executive is terminated for Cause before August 1, 2004. “Cause” means (i) the Executive, in the performance of her duties for the Company, to the material and demonstrable detriment of the Company, engages in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement or (F) theft; or (ii) the Executive’s acknowledgement in writing in any agreement or stipulation to, or the adjudication in, any civil or criminal action, of the commission of any crime, theft, embezzlement, fraud, or other intentional act of dishonesty, breach of trust or unethical behavior involving the business of the Company. No act or failure to act on the Executive’s part shall be deemed willful unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

     (c) Arbitration. With respect to any dispute between the parties hereto arising from or relating to the terms of this Agreement, the parties agree to submit such dispute to arbitration in Connecticut under the auspices of and the employment rules of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Executive and judgment upon the award conclusive and binding on the Company and the Executive and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and the Executive will each pay one-half of the costs and expenses of such arbitration, and each party will separately pay for their counsel fees and expenses.

     (d) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the severance payable to the Executive in the event of a termination of employment during the term of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instruction signed by the parties hereto.

     (e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. It is understood that this Agreement does not constitute an admission by the Company of violation of any statute, law or regulation.

     (g) Assignment. This Agreement shall not be assignable by the Executive and shall be assignable by the Company only with the consent of the Executive, which shall not be unreasonably withheld; provided, however, that the Company shall require any successor to substantially all of the stock, assets or business of the Company to assume this Agreement.

     (h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, including successors to all or substantially all of the stock, business and/or assets of the Company, heirs, distributees, devisees and legatees of the parties.

     (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (l) Integration of Other Plans and Programs. The Executive shall continue to have such rights and privileges under the Company’s executive and employee plans and programs as the terms and conditions of such plans and programs may provide taking into account the commitments of the Company under this Agreement; provided, however, that any severance pay shall be determined solely under this Agreement.

     (m) Review Period. The Executive acknowledges that she was given the opportunity to consider the terms of this Agreement and to discuss them with legal counsel, that she has 21 days to consider this Agreement, and that she has 7 days to revoke her execution of this Agreement in writing in accordance with Section 12(i).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PITNEY BOWES INC. By: _____________________ Johnna G. Torsone Senior Vice President and Chief Human Resources Officer World Headquarters One Elmcroft Road Stamford, CT 06926-0700

By: _____________________ Karen M. Garrison

EXHIBIT A
WAIVER AND RELEASE TO BE SIGNED ON THE EXECUTIVE'S SEPARATION DATE

It is understood and agreed that as a condition to the Executive becoming entitled to any payments or benefits under this Agreement and the continuation of employment during the Transition Period, the Executive agrees, that on behalf of herself, her heirs and personal representatives, she releases and discharges the Company from

          (iii)  any and all charges, claims and causes of action arising, directly or indirectly out of her employment or her separation from the Company, whether known or unknown, including but not limited to any claims involving tortious course of conduct, breach of contract, defamation and public policy, claims for wages and benefits, monetary and equitable release, punitive or compensatory damages, outrage, outrageous conduct, fraud, promissory estoppel, negligence, intentional or negligent infliction of mental or emotional distress, breach of promise, and breach of the covenant of good faith and fair dealing; and

          (iv)  any and all charges, claims and causes or action she may have, whether known or unknown, under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act, as amended; the Civil Rights Act of 1991, as amended; 42 U. S. C. 1981, as amended; the Americans with Disability Act of 1990; the Family and Medical Leave Act; the Connecticut Fair Employment Practices Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; and various state and local human rights laws of contract and tort, otherwise relating to her employment at the Company.

     (d) The release and waiver referred to herein shall not apply to the Executive’s vested rights under the Company’s benefit plans and Workers’ Compensation laws, any rights or claims that may arise after the date that the Executive signs this Agreement, and any rights under the provisions of this Agreement. The release and waiver shall be effective with respect to the Company, its subsidiaries, affiliates and divisions and their respective successors and assigns (“Affiliates”), the directors, officers, representatives, shareholders, agents, employees of the Company and the affiliates, and their respective heirs and personal representatives. The Executive represents and warrants that she has not suffered any on-the-job personal injury for which she has not already filed a claim.

     (e) The Executive acknowledges that she was given the opportunity to consider the terms of this Waiver and Release and to discuss them with legal counsel, that she has had 21 days to consider this Waiver and Release, and that she has 7 days to revoke her execution of this Waiver and Release in writing in accordance with Section 12(i) of the Agreement.

By:________________________	Date:_________________________
Karen M. Garrison